SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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WESTERN ASSET INFLATION-LINKED

OPPORTUNITIES & INCOME FUND

(Name of Registrant as Specified in Its Charter)

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June 12, 2020

Dear Fellow Shareholder:

The Western Asset Inflation-Linked Opportunities & Income Fund (the “Fund”) Special Meeting of Shareholders (the “Special Meeting”) scheduled to be held on July 14, 2020 is fast approaching. Ahead of the Special Meeting, you have an important decision to make regarding the future of your investment in the Fund.

Due to the “change of control” resulting from the pending combination of Legg Mason Inc. (“Legg Mason”), the parent company of the Fund’s investment manager and subadvisers, and Franklin Resources, Inc., a global investment management organization operating as Franklin Templeton, shareholders are being asked to vote ahead of the Special Meeting to approve new agreements between the Fund and its investment manager and subadvisers. Importantly, the new management and subadvisory agreements will be identical to the current agreements, except for the dates of execution, effectiveness and termination.

It is important that all shareholders participate in the election, and our records show that you have not yet voted. To maintain the Fund’s operations and continue benefitting from its long-term strategy, vote “FOR” the proposals related to the change of control on the proxy card today.

Support the Management Team that has Consistently Delivered Strong Total Returns and Distributions Payouts to Shareholders

Vote “FOR” the new agreements with the Fund’s investment manager and subadvisers that are building on the Fund’s proven track record of significant value creation by…	Delivering a 1-year average distribution of 4.21%[1], an increase from 3.99% as of the same period in 2019.

Vote to Support the Continuation of Long-Term Returns

Approval of these agreements is critical to ensuring shareholders continue to receive uninterrupted value from the Fund. Protect the value of your investment by voting your shares today.

The Fund’s Board of Trustees unanimously recommends that you vote on the proxy card “FOR” the approval of the new management agreement for the Fund’s manager and the new subadvisory agreement for the Fund’s subadvisers.

Thank you for your continued support.

Sincerely,

The Western Asset Inflation-Linked Opportunities & Income Fund Board of Trustees

Your Vote Matters Protect the Value of Your Investment — Vote the Proxy Card Today

Your Vote is Important, No Matter How Many or How Few Shares You Own
You can vote by internet, telephone or by signing and dating the proxy card and mailing it in the envelope provided.

If you have any questions about how to vote your shares or need additional assistance, please contact:
Innisfree M&A Incorporated	Shareholders Call Toll Free: (877) 800-5185 Banks and Brokers Call: (212) 750-5833

Notes

1 Based on market price for the period ended April 30, 2020.

Forward Looking Statement

Past performance is no guarantee of future results. The information provided is not intended to be a forecast of future events, a guarantee of future results or investment advice.

All investments are subject to risk including the possible loss of principal. All benchmark performance reflects no deduction for fees, expenses or taxes. Please note that an investor cannot invest directly in a benchmark.